Exhibit 99.7

CONSENT TO BE NAMED AS A DIRECTOR

In connection with the filing by WISeKey International Corp. (the “Company”) of its Registration Statement (the “Registration Statement”) on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”), I, Philippe Doubre, hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: July 9, 2026

/s/ Philippe Doubre
Name: Philippe Doubre